Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Spectrum Signal Processing Inc.
We consent to the incorporation by reference in the registration statement (No. 333-30136) on Form S-8 of Spectrum Signal Processing Inc. of our report dated February 3, 2006, except as to notes 14(a) and (b) which are as of March 29, 2006, with respect to the consolidated balance sheets of Spectrum Signal Processing Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of Spectrum Signal Processing Inc.

/s/ KPMG LLP
Chartered Accountants Vancouver, Canada March 31, 2006